OPINION RE LEGALITY

June 6, 2001


Adolor Corporation
620 Pennsylvania Drive
Exton, Pennsylvania 19341


  Re:         600,000 Shares of Common Stock,
              Par Value $.0001 Per Share, of Adolor Corporation

Gentlemen and Ladies:

We have acted as counsel to Adolor Corporation, a Delaware corporation (the "Company"), in connection with the issuance by the Company of an additional 600,000 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share ("Common Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Adolor Corporation Amended and Restated 1994 Equity Compensation Plan (the "Plan").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to render this opinion.

Based upon the foregoing, it is our opinion that:

     (1) the Shares have been duly and validly authorized by the Company; and

     (2) upon exercise of stock options and issuance of the Shares underlying such stock options, in accordance with the terms of the Plan, and delivery of such Shares to the purchasers thereof against payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ DECHERT